Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
DoorDash, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-251242, 333-253941, 333-263125, and 333-265306) on Form S-8 of our reports dated February 24, 2023, with respect to the consolidated financial statements of DoorDash, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 24, 2023